EXHIBIT 10.3

MUTUAL TERMINATION & RELEASE AGREEMENT

THIS MUTUAL TERMINATION AND RELEASE  AGREEMENT (“Agreement”) dated as of February 14, 2012, is by and between New Leaf Brands, Inc. (f/k/a Baywood International, Inc.), a  Nevada corporation (the “Company”), with an address of One De Wolfe Road, Old Tappan, NJ 07675and Eric Skae, with an address of __________ (“Employee”).

For and in consideration of the following covenants, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Company and Employee agree as follows:

1.      That certain employment agreement, dated September 9, 2008 between the parties (the “Employment Agreement”) is hereby terminated in its entirety, including, without limitation,the termination of the non-compete section contained therein. The Company hereby releases the Employee from any and all loss, cost, damage or claim relating to the performance or non-performance of his obligations prior to the termination of the Employment Agreement.

2.      Notwithstanding the above, the Company shall defend, indemnify and hold harmless theEmployee from any and all loss, cost, damage or claims (“Claims”) which exist or are madeagainst the Employee and are related to the employment of Employee or his contributionsto the Company. The Employee agrees to promptly notify the Company of any such Claims and the Company shall retain counsel reasonably acceptable to Employee for such defense.

3.      The Company shall pay the American Express and Visa bills submitted by Employee in six(6)equal monthly installments with the first payment to be made on February 15, 2012 andsubsequent payments made on the 15th day of each month thereafter.

4.      Prior to any litigation, the parties agree to submit any dispute relating to this agreement tomediation and if mediation is unsuccessful the prevailing party in any action to enforce thisAgreement shall be entitled to receive its attorney’s fees and court costs from the other.Venue shall be in New York.

5.      Any notices to the parties shall be sent to them at the addresses set forth above. The Company acknowledges that the Employee remains a shareholder and creditor of theCompany and nothing contained herein affect those interests. The company has restructured certain debt owed Skae as per Schedule A (attached). This agreement may be executed in counterparts and facsimile signatures are legally binding.

IN WITNESS WHEREOF, the parties have executed this Mutual Termination & Release Agreement as of the day and year first above written.

New Leaf Brands, Inc.

By:	/s/ Eric Skae	By:	/s/ David Fuselier
	Eric Skae		David Fuselier,CEO

Schedule A

Skae Debt 2/13/12	$478,093	Unsecured
	$30,100	Sr. Secured

Skae Restructed Debt 2/14/12	$200,000	convertible at $.01 cents at Skae's request
	$100,000	remains as Unsecured debt
	$30,100	remains as Sr. Secured
	$178,093	Forgiven by Skae

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